As filed with the Securities and Exchange Commission on January 19, 2021.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE AARON’S COMPANY, INC.

(Exact name of registrant as specified in its charter)

Georgia	85-2483376
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

400 Galleria Parkway SE, Suite 300

Atlanta, Georgia 30339-3182

(Address of Principal Executive Offices) (Zip Code)

Aaron’s 401(k) Retirement Plan

(Full Title of the Plan)

C. Kelly Wall

Chief Financial Officer

The Aaron’s Company, Inc.

400 Galleria Parkway SE, Suite 300

Atlanta, Georgia 30339-3182

(678) 402-3000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William Calvin Smith, III

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.50 per share	500,000(3)(4)	$21.18	$10,590,000	$1,155.37

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of Common Stock, par value $0.50 per share (the “Common Stock”), of the Registrant to be offered or issued from stock splits, stock dividends or similar transactions.

(2)

Determined in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on January 13, 2021.

(3)	Represents shares of Common Stock of the Registrant available for future offer and sale pursuant to the Aaron’s 401(k) Retirement Plan (the “Plan”).
(4)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

INTRODUCTION

The Aaron’s Company, Inc. (the “Company” or the “Registrant”) files this registration statement on Form S-8 (this “Registration Statement”) to register 500,000 shares of Common Stock that may be offered or sold pursuant to the Plan, together with an indeterminate amount of interests in the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents, which have been filed with the Commission:

a)

The registration statement on Form 10 (File No. 001-39681), initially filed by the Company with the Commission on November  2, 2020, as amended by Amendment No. 1 on November  12, 2020 and by Amendment No. 2 on November 18, 2020;

b)	The Company’s Current Reports on Form 8-K filed with the Commission on November 19, 2020 and December 1, 2020; and

c)

The description of the Company’s Common Stock contained in the information statement filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 19, 2020, including any other amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement (except for any portion of any document which is furnished or otherwise not deemed to be filed with the Commission), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s Amended and Restated Articles of Incorporation provides that none of the Company’s directors will be personally liable to the Company or its shareholders for monetary damages resulting from a breach of the duty of care or any other duty owed to the Company as a director to the fullest extent permitted by Georgia law.

Article VII of the Company’s Amended and Restated Bylaws requires the Company to indemnify any person to the fullest extent permitted by law for any liability and expense resulting from any threatened, pending or completed legal action, suit or proceeding resulting from the fact that such person is or was a director or officer of the Company, including service at the Company’s request as a director, officer, partner, trustee, employee, administrator or agent of another entity.

An officer or director may only be indemnified for expenses and, other than in any action, suit or proceeding by or in the right of the Company, liabilities if he or she acted in good faith and, in the case of conduct in an official capacity, in a manner he or she reasonably believed to be in the best interest of the Company and, in all other cases (other than criminal matters), in a manner he or she reasonably believed to be not opposed to the best interest of the Company. An officer or director may only be indemnified in a criminal action, suit or proceeding if he or she had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding this requirement, any officer or director is entitled to indemnification of any expenses in connection with any action, suit or proceeding to the extent such officer or director has been wholly successful on the merits or otherwise in such action, suit or proceeding.

Article VII of the Company’s Amended and Restated Bylaws also requires the Company to indemnify any person to the fullest extent permitted by law for any expense imposed upon or incurred in connection with acting as a witness or other participant in any threatened, pending or completed legal action, suit or proceeding.

The provisions of the Company’s Amended and Restated Bylaws regarding indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

The Company’s directors and officers are also insured against losses arising from any claim against them in connection with their service as directors and officers of the Company for wrongful acts or omissions, subject to certain limitations.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits to this Registration Statement are incorporated by reference in this Registration Statement.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of The Aaron’s Company, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 1, 2020).

4.2	Amended and Restated By-laws of The Aaron’s Company, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 1, 2020).

5.1	Opinion of King & Spalding LLP.

5.2	Pursuant to Item 8(b) of Form S-8, in lieu of an Internal Revenue Service (“IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the Company hereby undertakes that it will submit or has submitted the Plan and any amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

23.1	Consent of King & Spalding LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included in signature page).

99.1	Aaron’s 401(k) Retirement Plan.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on this 19th day of January, 2021.

The Aaron’s Company, Inc.

By:	/s/ Douglas A Lindsay
Name: Douglas A. Lindsay
Title: Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of The Aaron’s Company, Inc. hereby constitutes and appoints Douglas A. Lindsay and C. Kelly Wall as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on January 19, 2021.

Signature	Title

/s/ Douglas A. Lindsay
Douglas A. Lindsay	Chief Executive Officer and Director (Principal Executive Officer)

/s/ C. Kelly Wall
C. Kelly Wall	Chief Financial Officer (Principal Financial Officer)

/s/ Robert P. Sinclair, Jr.
Robert P. Sinclair, Jr.	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ John W. Robinson III
John W. Robinson III	Director

/s/ Kelly H. Barrett
Kelly H. Barrett	Director

/s/ Walter G. Ehmer
Walter G. Ehmer	Director

/s/ Hubert L. Harris, Jr.
Hubert L. Harris, Jr.	Director